Exhibit 10.11
Compensation Arrangements for FY 2027
Named Executive Officers
Marvell Technology, Inc.
Note: The following summary of compensation arrangements does not include all previously reported compensation arrangements or awards granted under previously disclosed incentive plans. Disclosures with respect to compensation for Named Executive Officers for the 2026 fiscal year were included in the Company's definitive proxy statement for the Company's 2026 Annual Meeting of Stockholders filed with the SEC on May 13, 2026, and additional disclosures with respect to compensation for Named Executive Officers for the 2027 fiscal year will be included in the Company's definitive proxy statement for the Company's 2027 Annual Meeting of Stockholders.

NAME	TITLE	SALARY ($)	INCENTIVE TARGET (% OF SALARY)
MATTHEW MURPHY	Chairman and Chief Executive Officer	1,290,000	200
SANDEEP BHARATHI	President, Data Center Group	800,000	120
WILLEM MEINTJES	Chief Financial Officer	725,000	110
CHRIS KOOPMANS	President, Chief Operating Officer	800,000	120
MARK CASPER	Chief Legal Officer and Secretary	575,000	90

Annual Incentive Plan for Fiscal Year 2026 (“AIP”)
The AIP is a cash incentive program that is designed to provide additional focus on the achievement of company goals, align target total cash compensation with actual Company performance, provide competitive total cash targets to attract and retain executive talent, and reward our executives for the achievement of Company goals. Under the AIP the Company’s executive officers are eligible to earn cash incentives based upon the achievement of pre-established performance goals. Total incentive opportunities will be based on achievement of semi-annual targets and will be paid annually. Incentive payouts may range between 0% and 200% of the target incentive opportunity.
The AIP provides for potential payouts based on the following metrics:
•    revenue (50%), and
•    non-GAAP operating income margin % (50%).
If the Company fails to achieve the threshold level for any of the above Company performance goals, no payout is awarded for that goal. Payouts for the executive officers will be based solely on the above Company performance goals. The Executive Compensation Committee determined that the combined application of the metrics would make achievement difficult to meet at target and very difficult to meet at maximum payout.